UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 240.14a-12
AEYE, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

AEye, Inc.
One Park Place, Suite 200
Dublin, California 94568
Dear Stockholder:
You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of AEye, Inc. (“AEye,” the “Company,” “we,” or “our”), which will be held on December 12, 2023, at 8:30 a.m., Pacific Time, at our corporate headquarters located at One Park Place, Dublin, California. At the Special Meeting you will be asked to vote on two proposals recommended unanimously by our Board of Directors. The proposals to be voted on at the Special Meeting are listed in the attached “Notice of Special Meeting of Stockholders.”
Attached to this letter are a Notice of Special Meeting of Stockholders and proxy statement, which describe the business to be conducted at the Special Meeting.
Whether you own a few shares or many, and whether or not you plan to attend the Special Meeting, we urge you to promptly submit your vote via the Internet, telephone, or mail. Returning the proxy does not deprive you of your right to attend and vote your shares at the Special Meeting.
On behalf of the Board of Directors and management, I would like to express our appreciation for your support and continued interest in AEye, Inc.
Very truly yours,
/s/ Matthew Fisch
Matthew Fisch
Chairman & Chief Executive Officer
October 31, 2023
YOUR VOTE IS IMPORTANT
On or about October 31, 2023, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our Special Meeting of Stockholders (the “Proxy Statement”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This Proxy Statement can be accessed directly online at www.proxyvote.com using the control number located on the Notice, on your proxy card, or in the instructions that accompanied your proxy materials. A copy of the Proxy Statement is also available on our investor relations website at https://investors.aeye.ai/.
Whether or not you plan to attend our Special Meeting, please ensure that your shares are voted at the Special Meeting by signing and returning a proxy card or by using our Internet or telephonic voting system.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF AEYE, INC.
Date and Time:	December 12, 2023, at 8:30 a.m., Pacific Time.

Place:	One Park Place, Dublin, California.

Items of Business:	1.
To approve a series of ten alternative potential amendments, in the form of Annex A to the accompanying proxy statement, to the Company’s Second Amended and Restated Certificate of Incorporation, as amended, to authorize the Company’s Board of Directors to effect a reverse stock split of the issued shares of our common stock, at ratios of one share of common stock for each multiple of five issued shares of our common stock between and including five and fifty, which ratio to become effective as determined by the Board of Directors if the Board of Directors subsequently determines to proceed with the reverse stock split (the “Reverse Stock Split,” and, such proposal, the “Reverse Stock Split Proposal”); and

	2.	To adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Reverse Stock Split in Proposal One.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Our Board of Directors unanimously recommends that you vote “FOR” the approval of the Reverse Stock Split in Proposal One and “FOR” the approval of the adjournment in Proposal Two, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve Proposal One.

Record Date:
The Board of Directors set October 25, 2023 as the record date for the Special Meeting (the “Record Date”). Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Special Meeting.

Voting:
YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend our Special Meeting, we encourage you to read the proxy statement and submit your proxy or voting instructions as soon as possible. You can vote your shares electronically via the Internet, by telephone, or by completing and returning the proxy card or voting instruction card if you requested paper proxy materials. Voting instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Special Meeting by following the instructions in the proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement for the Special Meeting is available free of charge at: www.proxyvote.com.
By order of the Board of Directors,
/s/ Andrew S. Hughes
Andrew S. Hughes
Senior Vice President, General Counsel & Corporate Secretary
October 31, 2023

i

GENERAL INFORMATION
THE SPECIAL MEETING
The Special Meeting of Stockholders (the “Special Meeting”) of AEye, Inc. (“AEye,” the “Company,” “we,” “us,” or “our”) will take place on December 12, 2023, at 8:30 a.m., Pacific Time, at our corporate headquarters located at One Park Place, Dublin, California.
You may vote by telephone, over the Internet or by completing, signing, dating, and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.
VOTING RIGHTS
Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Broadridge Financial Solutions, you are considered a “stockholder of record,” with respect to those shares. The proxy materials will be sent to you by mail directly by us. As a stockholder of record, you may vote in person at the Special Meeting or vote by proxy. Whether or not you plan to attend the Special Meeting, we urge you to vote on the Internet or by phone or mail as instructed in the proxy card to ensure your vote is counted.
Beneficial Owners. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered a “beneficial owner” of shares held in street name. The organization holding your account is considered the stockholder of record for purposes of voting at our Special Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other agent on how to vote the shares in your account. As a beneficial owner of shares, you are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at our Special Meeting unless you request and obtain a valid proxy from your broker, bank, or other agent.
Only holders of the Company’s common stock (“common stock”) as recorded in our stock register at the close of business on October 25, 2023, may vote at our Special Meeting. On October 25, 2023, there were 186,864,019 shares of common stock issued and outstanding. As of the date of this proxy statement, the Company has not issued any shares of its preferred stock. Each share of common stock is entitled to one vote per share on any matter submitted to a vote of our stockholders.
ITEMS OF BUSINESS
There are two matters scheduled for a vote:
•
Proposal One: Approve a series of ten alternative potential amendments, in the form of Annex A to the accompanying proxy statement, to the Company’s Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to authorize the Company’s Board of Directors to effect a reverse stock split of the issued shares of our common stock, at ratios of one share of common stock for each multiple of five issued shares of our common stock between and including five and fifty, which ratio to become effective as determined by the Board of Directors if the Board of Directors subsequently determines to proceed with the reverse stock split.

•	Proposal Two: Approve an adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve Proposal One
Aside from (i) the approval of an amendment to the Certificate of Incorporation to effect a reverse stock split of the issued shares of our common stock and (ii) the approval of an adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve Proposal One, the Company’s Board of Directors (the “Board of Directors” or the “Board”) knows of no other matters to be presented at the Special Meeting. If any other matter is properly brought before the Special Meeting, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons appointed as proxies.

VOTING RECOMMENDATION OF THE BOARD
The Board recommends that you vote your shares:
•
“For” approval of a series of ten alternative potential amendments, in the form of Annex A to the accompanying proxy statement, to the Certificate of Incorporation to authorize the Company’s Board of Directors to effect a reverse stock split of the issued shares of our common stock at ratios of one share of common stock for each multiple of five issued shares of our common stock between and including five and fifty, which ratio to become effective as determined by the Board of Directors if the Board of Directors subsequently determines to proceed with the reverse stock split.

•	“For” approval of the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve Proposal One.
HOW TO VOTE
For Proposal One, you may vote “For,” “Against,” or abstain from voting.
For Proposal Two, you may vote “For,” “Against,” or abstain from voting.
If you are a stockholder of record as of the Record Date, you may vote during the Special Meeting by (i) attending the Special Meeting, or (ii) by proxy, (x) over the Internet at www.proxyvote.com, (y) by phone by calling 1-800-690-6903, or (z) by signing and returning the proxy card in the enclosed envelope. Whichever method you use, giving us your proxy means you authorize us to vote your shares at our Special Meeting in the manner you direct. If you submit a proxy but do not specify how to vote, the Company representative named in the proxy will vote your shares in favor of Proposal One and Proposal Two.
Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Special Meeting and vote during the Special Meeting if you have already voted by proxy.
If you are a beneficial owner and hold shares through another party, such as a bank or brokerage firm, you may receive material from them asking how you want to vote. Simply follow the instructions to ensure that your vote is counted. To vote at the Special Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank, or other agent included with the notice, or contact your broker, bank, or other agent.
You may receive more than one set of proxy materials depending on how you hold your shares. Please vote all of your shares. To ensure that all of your shares are voted, for each set of proxy materials, please submit your proxy by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope.
REVOKING A PROXY
A stockholder of record may revoke any proxy which is not irrevocable by submitting a new proxy bearing a later date, by voting by telephone or over the Internet, or by delivering to the Corporate Secretary of the Company a revocation of the proxy in writing so that it is received by the Company prior to the Special Meeting at One Park Place, Suite 200, Dublin, CA 94568. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.
If you are a beneficial owner, you may revoke your proxy by submitting new instructions to your broker, bank, or other agent, or if you have received a proxy from your broker, bank, or other agent giving you the right to vote your shares at our Special Meeting, by attending the meeting and voting during the meeting.
SOLICITATION
These proxy materials are being provided in connection with the solicitation of proxies by the Company and are first being sent to stockholders on or about October 31, 2023. In addition to this mailing, the Company’s employees may solicit proxies personally, electronically, or by telephone. The Company pays the costs of soliciting proxies. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet service providers, which must be borne by the stockholder.

DISSENTERS’ RIGHTS
There are no rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon pursuant to this proxy statement.
VOTES REQUIRED
Approval of Proposal One and Proposal Two each require the affirmative vote of the holders of a majority of the voting power of the shares of stock present or represented by proxy at the Special Meeting and entitled to vote on the subject matter. An abstention will have the same effect as a vote against each proposal because an abstention represents a share considered present and entitled to vote.
If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions for Proposal One, to approve the reverse stock split, or for Proposal Two, to approve an adjournment of the Special Meeting, your broker may vote your shares on your behalf if the broker considers this to be a “routine matter.” If the broker does not consider this to be a “routine matter” it will result in what is called a “broker non-vote.” Broker non-votes are counted in determining the presence of a quorum at the Special Meeting, but it means that the broker did not exercise its discretionary voting power on Proposal One or Proposal Two without your instructions.
QUORUM
In order to carry on the business of the Special Meeting, we must have a quorum. This means that the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of the Company entitled to vote at our Special Meeting must be represented at our Special Meeting, either by proxy or present at our Special Meeting.
Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present at the Special Meeting or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.

PROPOSAL ONE
APPROVAL OF A REVERSE STOCK SPLIT OF OUR ISSUED COMMON STOCK
The Company is asking stockholders to approve a series of ten alternative potential amendments (each a “Split Amendment” and collectively, the “Split Amendments”) to our Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to authorize the Board to implement a reverse stock split of the issued shares of our common stock at ratios of one share of common stock for each multiple of five issued shares of our common stock between and including five and fifty, which ratio to become effective as determined by the Board if the Board subsequently determines to proceed with the reverse stock split (the “Reverse Stock Split”). The Board has unanimously approved and declared advisable each of the Split Amendments to implement the Reverse Stock Split and recommends that our stockholders approve each of the Split Amendments to effect this Proposal One. The Board will determine which of the Split Amendments, if any, will become effective. If the Board determines to proceed with the Reverse Stock Split, only one Split Amendment will be filed with the Secretary of State of the State of Delaware and therefore only one Split Amendment will become effective. Upon filing of a Split Amendment, all other Split Amendments will automatically be abandoned. The Board may also decide not to effect any of the Split Amendments regardless of whether the stockholders approve this Proposal One, in which case all of the Split Amendments will be abandoned.
If stockholders approve this Proposal One, the stockholders will have approved a series of ten separate amendments to the Certificate of Incorporation, authorizing the Reverse Stock Split, pursuant to which each multiple of five of our issued shares of common stock between five and fifty will be combined into one share of our common stock. The Company is currently authorized to issue 601,000,000 shares consisting of 600,000,000 shares of our common stock and 1,000,000 shares of our preferred stock. The number of authorized shares of our common and preferred stock will remain at 600,000,000 and 1,000,000, respectively, regardless of which, if any, of the proposed Split Amendments become effective.
If the stockholders approve Proposal One, the Board will have the authority, but not the obligation, in its sole discretion, at any time prior to the one year anniversary of the Special Meeting, to elect, without further action on the part of our stockholders, as the Board determines to be in the best interests of the Company and its stockholders, whether to effect a Reverse Stock Split and, if so, to determine the Reverse Stock Split ratio to effectuate by choosing which of the approved Split Amendments shall become effective. To effect the Split Amendment chosen by the Board, the Company will file with the Secretary of State the Certificate of Amendment reflecting the Reverse Stock Split ratio chosen by the Board; provided, however, that the Split Amendments are subject to revision to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable. No further action on the part of stockholders will be required to either implement or abandon the Reverse Stock Split.
We are proposing that the Board have the discretion to select a Reverse Stock Split ratio on multiples of five between one-for-five (1:5) to one-for-fifty (1:50), rather than proposing that stockholders approve one specific ratio at this time, in order to give the Board the flexibility to implement a Reverse Stock Split at a ratio that reflects the Board’s then-current assessment of the factors described below under “Criteria to be Used for Determining Whether to Implement Reverse Stock Split.” We believe that enabling the Board to determine which ratio of the Reverse Stock Split within the stated range is in the best interests of the Company’s stockholders because it will provide us with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for the Company and its stockholders and because it is not possible to predict market conditions at the time the Reverse Stock Split might be implemented.
As of October 25, 2023, there were 186,864,019 shares of common stock issued and outstanding. Based on such number of shares of common stock issued, immediately following the effectiveness of the Reverse Stock Split (and without giving any effect to the payment of cash in lieu of fractional shares), we will have, depending on the Reverse Stock Split ratio selected by the Board, issued shares of stock as illustrated in the table under the caption “— Principal Effects of the Reverse Stock Split — Effect on Shares of Common Stock.”
All holders of common stock will be affected proportionately by the Reverse Stock Split, except to the extent that the Reverse Stock Split results in the payment of cash to any stockholder in lieu of issuing a fractional share.

No fractional shares of common stock will be issued as a result of the Reverse Stock Split. Instead, any stockholders who would have been entitled to receive a fractional share as a result of the Reverse Stock Split will receive cash payments in lieu of such fractional shares (see “— Fractional Shares”). The transfer agent will aggregate all fractional shares and sell them as soon as practicable after the effective date at the then-prevailing prices on the open market. Stockholders who would otherwise be entitled to receive a fractional share as a result of the Reverse Stock Split will receive a cash payment from the transfer agent in an amount equal to the pro rata share of the total proceeds of that sale net of any brokerage and other costs incurred by the transfer agent to sell such stock. While the effect of the Reverse Stock Split will be to reduce the number of issued shares, each holder of common stock will hold the same percentage of the issued shares of common stock immediately following the Reverse Stock Split as that stockholder did immediately prior to the Reverse Stock Split, except to the extent that the Reverse Stock Split results in stockholders receiving cash in lieu of fractional shares. The par value of our common stock will continue to be $0.0001 per share (see “— Principal Effects of the Reverse Stock Split — Effect on Stated Capital”).
Reasons for the Reverse Stock Split
The Board believes that, should the appropriate circumstances arise, effecting the Reverse Stock Split would, among other things, help us to:
•	increase the per-share price of our common stock;
•	maintain the listing of our common stock on Nasdaq; and
•	potentially improve the marketability and liquidity of our common stock.
Increase the Per-Share Price of our Common Stock
The primary purpose for effecting the Reverse Stock Split, should the Board choose to effect it, would be to increase the per-share price of our common stock. In determining to seek authorization for Proposal One, the Board considered that, by combining a number of pre-split shares into one share of common stock, the market price of a post-split share is generally expected to be greater than the market price of a pre-split share. However, we cannot assure you that the Reverse Stock Split will increase the per-share price of our common stock or that any such increase will be proportional to the Reverse Stock Split ratio (see “Certain Risks and Potential Disadvantages Associated with the Reverse Stock Split”).
Maintain Listing on Nasdaq
Our common stock is listed on Nasdaq under the symbol “LIDR.” On January 20, 2023, we received a notice from Nasdaq that we were no longer in compliance with Nasdaq Listing Rule 5550(a)(2) by failing to maintain a minimum bid price for our common stock on the Nasdaq of at least $1.00 per share for 30-consecutive business days. We were given a period of 180 calendar days, or until July 19, 2023, to regain compliance with the requirement. On July 19, 2023, we notified Nasdaq, in writing, of our intention to cure the deficiency and requested an additional 180-calendar day period in which to do so. On July 20, 2023, we were notified by Nasdaq that we had been granted a second 180-calendar day period, or until January 16, 2024, to regain compliance and cure the deficiency, provided that we continue to meet the other continued listing requirements of Nasdaq. If we are unable to regain compliance with the minimum bid price requirement during this second compliance period, we may be subject to delisting from Nasdaq. Even if the market price per share of our common stock post-Reverse Stock Split is in excess of $1.00, we may be delisted in the future if we fail to meet any of Nasdaq’s continued listing requirements.

Potentially Improve the Marketability and Liquidity of our Common Stock
The Board believes that continued listing on Nasdaq provides overall credibility to an investment in our common stock given the more stringent listing and disclosure requirements imposed by Nasdaq on the listed companies. In addition, the Board believes that the potential increase in market price of our common stock as a result of implementing the Reverse Stock Split could improve the marketability and liquidity of our common stock and encourage interest and trading in our common stock by mitigating the negative effects of certain practices and policies including:
•
Stock Price Requirements: Many brokerage firms have internal policies and practices that have the effect of discouraging individual brokers from recommending securities below certain prices to their clients. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential purchasers of our common stock. Investment funds may also be reluctant to invest in lower-priced stocks.

•
Stock Price Volatility: A higher stock price may increase the acceptability of our common stock to a number of long-term investors who may not find our common stock attractive at its current prices due to the trading volatility often associated with stocks below certain prices. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks.

•
Transaction Costs: Investors may be dissuaded from purchasing stocks below certain prices because brokers’ commissions, as a percentage of the total transaction value, can be higher for lower-priced stocks.

•
Access to Capital Markets: If our common stock is delisted from Nasdaq, investor demand for additional shares of our common stock could be limited, thereby preventing us from accessing the public equity markets.

We believe that the Reverse Stock Split, if effected, could increase analyst and broker interest in our common stock by mitigating or avoiding these policies and practices. Increasing visibility of our common stock among a larger pool of potential investors could result in higher trading volumes. We also believe that the Reverse Stock Split may make our common stock a more attractive and cost-effective investment for many investors, which could enhance the liquidity of our common stock for our stockholders. These increases in visibility and liquidity could also help facilitate future financings and give management more flexibility to focus on executing our business strategy, which includes the strategic management of authorized capital for business purposes.
Accordingly, for these and other reasons discussed herein, we believe that being able to effect the Reverse Stock Split is in the best interests of the Company and its stockholders.
No Authorized Share Reduction
As a matter of Delaware law, the implementation of the Reverse Stock Split does not require a reduction in the total number of authorized shares of our common stock and the Certificate of Amendment to effect the Reverse Stock Split does not provide for such a reduction. If implemented, this would have the effect of increasing the number of shares of our common stock available for issuance, which the Board feels is important to provide us with additional flexibility and as many alternatives as possible to obtain future financing.
Criteria to be Used for Determining Whether to Implement the Reverse Stock Split
In determining whether to implement the Reverse Stock Split and which Reverse Stock Split ratio to implement, if any, following receipt of stockholder approval of the Proposal One and the Certificate of Amendment to effect the Reverse Stock Split, the Board may consider various factors, such as, among other things:
•	the continued listing requirements on Nasdaq or other applicable exchange;
•	the historical trading price and trading volume of our common stock;
•	the then-prevailing trading price and trading volume of our common stock and the expected short- and long-term impact of the Reverse Stock Split on the trading market for our common stock;
•	actual and forecasted results of operations, and the likely effect of such results on the market price of our common stock;

•	the projected impact of the Reverse Stock Split ratio on trading liquidity in our common stock;
•	the expected stability of the per-share price of our common stock following the Reverse Stock Split;
•	our market capitalization before, and anticipated market capitalization after, the Reverse Stock Split;
•	the anticipated impact of a particular Reverse Stock Split ratio on our ability to reduce administrative and transactional costs; and
•	prevailing general market, industry, and economic conditions.
Certain Risks and Potential Disadvantages Associated with the Reverse Stock Split
We cannot assure you that the proposed Reverse Stock Split will increase our per-share common stock price.
We expect that the Reverse Stock Split will increase the per-share trading price of our common stock. However, the effect of the Reverse Stock Split on the per-share trading price of our common stock cannot be predicted with any certainty, and the effects of reverse stock splits for other companies on their per-share stock price are mixed, particularly since some investors may view a reverse stock split negatively. It is possible that the per-share trading price of our common stock after the Reverse Stock Split will not increase in the same proportion as the reduction in the number of our outstanding shares of common stock following the Reverse Stock Split, and the Reverse Stock Split may not result in a per-share trading price that would attract investors who do not trade in lower-priced stocks. In addition, although we believe the Reverse Stock Split may enhance the marketability of our common stock to certain potential investors, we cannot assure you that, if implemented, our common stock will be more attractive to investors. Even if we implement the Reverse Stock Split, the per-share trading price of our common stock may decrease due to factors unrelated to the Reverse Stock Split, including our future performance and general market, industry and economic conditions. If the Reverse Stock Split is consummated and the per-share trading price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split.
The Reverse Stock Split alone would have no effect on our authorized capital stock, and the total number of authorized shares would remain the same as before the Reverse Stock Split. This would have the effect of increasing the number of shares of our common stock available for issuance, which the Board feels is important to provide us with additional flexibility and as many alternatives as possible to obtain future financing. We have historically met our capital needs primarily through the sale of our equity securities. At this time, other than as previously disclosed in our other filings with the U.S. Securities and Exchange Commission, we do not have any plans, arrangements, or understandings, whether written or oral, to issue any of the additional shares that will be made available if the Reverse Stock Split is approved and the Board implements the Reverse Stock Split.
If the Reverse Stock Split is approved, the availability of additional shares of our common stock would provide us with the flexibility to consider and respond to future business opportunities and needs as they arise, including financings, various corporate transactions, and the granting of equity incentive awards. The additional available shares would be available for issuance from time to time at the discretion of the Board when opportunities arise, without further stockholder action or the related delays and expenses, except as may be required for a particular transaction by law, the rules of any exchange on which our securities may then be listed, or other agreements or restrictions.
Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (by permitting issuances that would dilute the stock ownership of the holders of our common stock), the Reverse Stock Split Proposal is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Board and the stockholders. Other than the Reverse Stock Split Proposal, the Board does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of the Company.
We may not satisfy the Nasdaq continued listing requirements following the Reverse Stock Split.
While we intend to monitor the average closing price of our common stock and consider available options if it does not continue to trade at a level likely to result in us maintaining compliance with the Nasdaq continued listing requirements, no assurances can be made that we will in fact be able to comply and that our common stock will remain listed on Nasdaq. If our common stock ultimately were to be delisted from Nasdaq for any reason, it could negatively impact us, as it would likely reduce the liquidity and market price of our common stock; reduce the number of investors willing to hold or acquire our common stock; negatively impact our ability to access equity markets, issue additional securities and obtain additional financing in the future; affect our ability to provide equity incentives to our employees; and might negatively impact our reputation and, as a consequence of one or more of the foregoing, our business.
The proposed Reverse Stock Split may decrease the liquidity of our common stock and result in higher transaction costs and result in some stockholders owning “Odd Lots” that may be more difficult to sell.
The liquidity of our common stock may be negatively impacted by the Reverse Stock Split, given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the stock price does not increase as a result of the Reverse Stock Split. In addition, if the Reverse Stock Split is implemented, it may increase the number of our stockholders who own “odd lots” of fewer than 100 shares of common stock, which may be more difficult to sell. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares or of even multiples of 100 shares of common stock. Accordingly, the Reverse Stock Split may not achieve the desired results of increasing marketability of our common stock as described above.
Effective Time
The effective time of the Split Amendment (the “Effective Time”), if approved by stockholders and implemented by us, will be the date and time the Certificate of Amendment is filed with the Delaware Secretary of State, or such later time set forth therein. See below under “Reservation of Right to Delay the Filing of the Certificate of Amendment, or Abandon the Reverse Stock Split.”
Except as to fractional shares, at the Effective Time, the Reverse Stock Split will combine, automatically and without any action on the part of us or our stockholders, the shares of common stock issued immediately prior thereto into a lesser number of new shares of common stock in accordance with the Reverse Stock Split ratio determined by the Board within the limits set forth in Proposal One and as reflected in the Split Amendment filed with Delaware Secretary of State.
Fractional Shares
Stockholders will not receive fractional shares of our common stock in connection with the Reverse Stock Split. Instead, the transfer agent will aggregate all fractional shares and sell them as soon as practicable after the Effective Time at the then-prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share as a result of the Reverse Stock Split. We expect that the transfer agent will conduct the sale in an orderly fashion at a reasonable price and that it may take several days to sell all of the aggregated fractional shares of our common stock. After the transfer agent’s completion of such sale, stockholders who would have been entitled to a fractional share will instead receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total proceeds of that sale, net of any brokerage costs incurred by the transfer agent to sell such stock.
Stockholders will not be entitled to receive interest for the period of time between the Effective Time and the date payment is made for their fractional share interest. You should also be aware that, under the escheat laws of certain jurisdictions, sums due for fractional interests that are not timely claimed after the funds are made available may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to obtain the funds directly from the state to which they were paid.
If you believe that you may not hold sufficient shares of our common stock at the Effective Time to receive at least one share in the Reverse Stock Split and you want to continue to hold our common stock after the Reverse Stock Split, you may do so by either:
•	purchasing a sufficient number of shares of our common stock; or
•	if you have shares of our common stock in more than one account, consolidating your accounts;
in each case, so that you hold a number of shares of our common stock in your account prior to the Reverse Stock Split that would entitle you to receive at least one share of our common stock in the Reverse Stock Split.

Shares of our common stock held in registered form and shares of our common stock held in “street name” (that is, through a broker, bank, or other holder of record) for the same stockholder will be considered held in separate accounts and will not be aggregated when effecting the Reverse Stock Split.
Principal Effects of the Reverse Stock Split
General
After the Effective Time, if implemented by the Board, each stockholder will own a reduced number of shares of our common stock, unless a stockholder is not entitled to receive at least one share of our comment stock in connection with the Reverse Stock Split, in which case such stockholder will no longer own any share of our common stock. The principal effect of the Reverse Stock Split will be to proportionately decrease the number of outstanding shares of our common stock based on the Reverse Stock Split ratio selected by the Board. Notwithstanding the decrease in the number of outstanding shares following the proposed Reverse Stock Split, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act. The Reverse Stock Split is not intended to modify the rights of existing stockholders in any material respect.
Voting rights and other rights of the holders of our common stock will not be affected by the Reverse Stock Split, other than as a result of the treatment of fractional shares as described above. For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to the effectiveness of the Reverse Stock Split will generally continue to hold 2% (assuming there is no impact as a result of the treatment of fractional shares) of the voting power of the outstanding shares of our common stock after the Reverse Stock Split. The number of stockholders of record will not be affected by the Reverse Stock Split (except to the extent any do not hold sufficient shares to receive at least one share in the Reverse Stock Split, as described above under the caption “—Fractional Shares”). If approved and implemented, the Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. The Board believes, however, that these potential effects are outweighed by the benefits of the Reverse Stock Split. The Reverse Stock Split would not affect our securities law reporting and disclosure obligations, and we would continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
The principal effects of the Reverse Stock Split will be that:
•
each five to fifty (in multiples of five) whole shares of common stock owned by a stockholder (depending on the Reverse Stock Split ratio selected by the Board), will be combined into one new share of common stock;

•
no fractional shares of common stock will be issued in connection with the Reverse Stock Split; instead, holders of common stock who would otherwise be entitled to receive a fractional share of common stock pursuant to the Reverse Stock Split will receive cash in lieu of the fractional share as explained above;

•
based upon the Reverse Stock Split ratio selected by the Board, adjustments will be made to all then-outstanding awards under all of the Company’s equity plans and the per-share exercise price and the number of shares issuable upon the exercise of the Warrants, in accordance with the provisions of the Company’s equity plans and the Warrants, respectively;

•
the number of stockholders owning “odd lots” of less than 100 shares of common stock may potentially increase and, although odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots generally are proportionately higher than the costs of transactions in “round lots” of even multiples of 100 shares, we believe, however, that these potential negative effects are outweighed by the benefits of the Reverse Stock Split; and

•
the number of shares then reserved for issuance under the Company’s equity plans and the Warrants will be reduced in accordance with the provisions of the Company’s equity plans and the Warrants, respectively, based on the Reverse Stock Split ratio.

Effect on Shares of Common Stock
The following table contains approximate and illustrative information, based on share information as of October 25, 2023, relating to outstanding shares of our common stock based on the proposed range of reverse stock split ratios and information regarding our authorized shares assuming that the proposal is approved, and the Reverse Stock Split is implemented:
Status	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Reserved for Future Issuance	Number of Shares of Common Stock Authorized but Not Outstanding or Reserved
Pre-Reverse Stock Split	600,000,000	186,864,019	109,199,610	303,936,371
Post-Reverse Stock Split 5-for-1	600,000,000	37,372,804	21,839,922	540,787,274
Post-Reverse Stock Split 10-for-1	600,000,000	18,686,402	10,919,961	570,393,637
Post-Reverse Stock Split 15-for-1	600,000,000	12,457,601	7,279,974	580,262,425
Post-Reverse Stock Split 20-for-1	600,000,000	9,343,201	5,459,981	585,196,818
Post-Reverse Stock Split 25-for-1	600,000,000	7,474,561	4,367,984	588,157,455
Post-Reverse Stock Split 30-for-1	600,000,000	6,228,801	3,639,987	590,131,212
Post-Reverse Stock Split 35-for-1	600,000,000	5,338,972	3,119,989	591,541,039
Post-Reverse Stock Split 40-for-1	600,000,000	4,671,600	2,729,990	592,598,410
Post-Reverse Stock Split 45-for-1	600,000,000	4,152,534	2,426,658	593,420,808
Post-Reverse Stock Split 50-for-1	600,000,000	3,737,280	2,183,992	594,078,728
After the effective date of the Reverse Stock Split, our common stock would have a new committee on uniform securities identification procedures, or CUSIP, number, a number used to identify our common stock.
Our common stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not affect the registration of our common stock under the Exchange Act or the listing of our common stock on Nasdaq. Following the Reverse Stock Split, our common stock will continue to be listed on Nasdaq under the symbol “LIDR,” although it will be considered a new listing with a new CUSIP number.
Effect on Preferred Stock
Pursuant to our Charter, our authorized capital stock consists of 600,000,000 shares of our common stock and 1,000,000 shares of our preferred stock, par value $0.0001 per share. The Certificate of Amendment to effect the Reverse Stock Split would not impact the total authorized number of shares of preferred stock or the par value of the preferred stock.
Effect on Par Value of Common Stock
The Certificate of Amendment will not affect the par value of our common stock, which will remain at $0.0001.
Effect on Warrants
As of October 25, 2023, there were outstanding warrants to purchase an aggregate of 9,583,323 shares of our common stock, consisting of: (i) 7,666,657 public warrants (the “Public Warrants”) with an exercise price of $11.50 per share; (ii) 166,666 private placement warrants (the “Private Placement Warrants”) with an exercise price of $11.50 per share; and (iii) 1,750,000 other warrants associated with our 2022 Convertible Note (the “Convertible Warrants,” and together with Public Warrants and the Private Placement Warrants, the “Warrants”) with a weighted average exercise price of $3.50 per share.
At the Effective Time, pursuant to the Warrant Agreement, dated as of November 12, 2020, by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), the number of shares of our common stock issuable upon exercise of each Public Warrant and each Private Placement Warrant shall be decreased in proportion to the decrease in outstanding shares of our common stock. Notwithstanding the foregoing, the Warrant Agreement provides that the Company may not issue fractional shares upon the exercise of any Public Warrant or any Private Placement Warrant, and if the holder of any Public Warrant or Private Placement Warrant would be entitled to receive fractional shares upon the exercise thereof, the Company shall round down the number of shares to be issued upon such exercise to the nearest whole number.
At the Effective Time, pursuant to the Common Stock Purchase Warrant, dated as of September 15, 2022, by and between the Company and 3i, LP (the “Convertible Warrant Agreement”), the number of shares of our common stock issuable upon exercise of each Convertible Warrant will be decreased in proportion to the decrease in outstanding shares of our common stock. Notwithstanding the foregoing, the Convertible Warrant Agreement provides that the Company may not issue fractional shares upon the exercise of the Convertible Warrants, and the number of shares to be issued upon such exercise will be adjusted as described in the Convertible Warrant Agreement.
Effect on Stated Capital
Pursuant to the Reverse Stock Split, the par value of the Common Stock will remain $0.0001 per share. As a result, when the Reverse Stock Split becomes effective, the stated capital on our balance sheet attributable to our common stock (subject to a minor adjustment in respect of the treatment of fractional shares) and the additional paid-in capital account will, in total, not change due to the Reverse Stock Split. However, the allocation between the stated capital attributable to our common stock and the additional paid-in capital on our balance sheet will change because there will be fewer shares of our common stock outstanding. The stated capital attributable to our common stock will decrease, and in turn, the stated capital attributable to the additional paid-in capital will increase. The net income or loss per share of our common stock will increase because there will be fewer shares of our common stock outstanding. The Reverse Stock Split would be reflected retroactively in our consolidated financial statements. We do not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.
Effect on AEye’s Equity Incentive Plans
As of the Record Date, we had approximately 16,717,132 shares of common stock underlying restricted stock units outstanding and 20,390,435 shares of common stock for future issuance under our 2021 Equity Incentive Plan (the “2021 Plan”). In addition, we had approximately 1,803,027 shares of common stock underlying stock options outstanding under the 2014 US LADAR Inc. Equity Incentive Plan (the “2014 Plan”), 243,795 shares of common stock underlying restricted stock units outstanding and 7,592,288 shares of common stock underlying stock options under the 2016 Stock Plan (the “2016 Plan”), 2,966,889 shares of common stock for future issuance under the 2022 Employee Stock Purchase Plan (the “ESPP”), and 6,500,000 shares of common stock underlying restricted stock units outstanding under the 2023 CEO Inducement Grant Plan (the “2023 Plan”). The Compensation Committee of our Board (the “Compensation Committee”), pursuant to its role as the administrator of our Equity Incentive Plans, is authorized to determine, in its sole discretion, certain equitable adjustments to our Equity Incentive Plans and any outstanding awards thereunder in the event of a reverse stock split. Accordingly, if the Reverse Stock Split is effected, the number of shares of common stock available for issuance under the 2021 Plan is expected to be proportionately adjusted by the Compensation Committee to reflect the Reverse Stock Split. In addition, the number of shares of common stock subject to any outstanding awards under the 2021 Plan, the 2016 Plan, the 2014 Plan, the ESPP, and the 2023 Plan (collectively, the “Equity Incentive Plans”) and the exercise price, grant price, and/or purchase price relating to such awards, as applicable, are expected to also be proportionately adjusted by the Compensation Committee to reflect the Reverse Stock Split. The Compensation Committee will also determine the treatment of fractional shares, if any, that result from such adjustments to stock options and restricted stock units that are outstanding under our Equity

Incentive Plans. In addition, pursuant to its authority as the administrator of our Equity Incentive Plans, the Compensation Committee is expected to authorize the Company to effect any other changes necessary, desirable, or appropriate to give effect to the Reverse Stock Split, including any applicable technical, conforming changes to our Equity Incentive Plans.
For illustrative purposes only, if a 20-for-1 reverse stock split is effected, the 20,390,435 shares of common stock that remain available for issuance under the 2021 Plan (which number does not include the shares of common stock underlying outstanding options or RSUs, whether or not exercised or vested, as applicable) as of the Record Date, are expected to be adjusted to 1,019,521 shares of common stock, subject to increase as and when awards made under the 2021 Plan expire or are forfeited and are returned per the terms of the 2021 Plan. Further, for illustrative purposes only, if a 20-for-1 reverse stock split is effected, an outstanding stock option for 40,000 shares of common stock, exercisable at $1.00 per share, would be adjusted as a result of a 20-for-1 split ratio into an option exercisable for 2,000 shares of common stock at an exercise price of $20.00 per share.
No Going Private Transaction
Notwithstanding the decrease in the number of outstanding shares following the proposed Reverse Stock Split, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.
Shares Held in Book-Entry and Through a Broker, Bank or Other Holder of Record
If you hold registered shares of our common stock in a book-entry form, you do not need to take any action to receive your post-Reverse Stock Split shares of our common stock in registered book-entry form or your cash payment in lieu of fractional shares, if applicable. If you are entitled to post-Reverse Stock Split shares of our common stock, a transaction statement will automatically be sent to your address of record as soon as practicable after the Effective Time indicating the number of shares of our common stock you hold. In addition, if you are entitled to a payment of cash in lieu of fractional shares, a check will be mailed to you at your registered address as soon as practicable after the Effective Time. By signing and cashing this check, you will warrant that you owned the shares of our common stock for which you received a cash payment.
At the Effective Time, we intend to treat stockholders holding shares of our common stock in “street name” (that is, through a broker, bank, or other holder of record) in the same manner as registered stockholders whose shares of our common stock are registered in their names. Brokers, banks, or other holders of record will be instructed to effect the Reverse Stock Split for their beneficial holders holding shares of our common stock in “street name;” however, these brokers, banks, or other holders of record may apply their own specific procedures for processing the Reverse Stock Split. If you hold your shares of our common stock with a broker, bank, or other holder of record, and you have any questions in this regard, we encourage you to contact your holder of record.
Reservation of Right to Delay the Filing of the Certificate of Amendment, or Abandon the Reverse Stock Split
We reserve the right to delay the filing of the Certificate of Amendment or abandon the Reverse Stock Split at any time before the Effective Time, even if the Reverse Stock Split has been approved by stockholders at the Special Meeting. By voting in favor of Proposal One, you are also expressly authorizing the Board to delay, until the one-year anniversary of the Special Meeting, or abandon all of the Split Amendments if the Board determines that such action is in the best interests of the Company and its stockholders. If the Board fails to implement the Reverse Stock Split prior to the one-year anniversary of this Special Meeting, all of the Split Amendments will be deemed abandoned and stockholder approval would again be required prior to implementing any Reverse Stock Split.
Required Vote; Effect of Proposal
To be approved, Proposal One requires the affirmative vote of a majority of the votes cast by the stockholders of the Company present in person or represented by proxy and entitled to vote thereon. If you hold your shares in “street name” (that is, your shares are held in an account at and registered in the name of a brokerage firm, bank, broker-dealer, or similar organization), your broker or other organization may vote your shares if you do not provide voting instructions before the Special Meeting. These circumstances include voting your shares on so-called “routine matters.” Proposal One could be considered a “routine” matter by your broker and, if so, only a limited number of broker non-votes are anticipated on Proposal One. Abstentions will not be treated as votes “FOR” or “AGAINST” and will not be counted in determining the outcome of the vote on Proposal One. Proxies solicited by the Board will be voted “FOR” approval of Proposal One, unless otherwise specified. If stockholder approval for Proposal One is not obtained, then the Reverse Stock Split will not be effected.
Our Board of Directors recommends that you vote “FOR” the approval of the Reverse Stock Split proposed amendment.
No Appraisal Rights
Under Delaware law, our stockholders are not entitled to dissenter’s rights or appraisal rights with respect to the Reverse Stock Split described in this proposal and we will not independently provide our stockholders with any such rights.
Interests of Directors and Executive Officers
No officer or director has any substantial interest, direct or indirect, by security holdings or otherwise, in the Reverse Stock Split that is different from, or in addition, to the interests of all of our other stockholders.
Material U.S. Federal Income Tax Considerations of the Reverse Stock Split
The following discussion is a general summary of U.S. federal income tax considerations of the Reverse Stock Split that may be relevant to holders of our common stock that hold such stock as a capital asset for U.S. federal income tax purposes (generally, property held for investment). This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions, and final, temporary, and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local, or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).
This discussion applies only to holders that are U.S. Holders (as defined below) and does not describe all of the tax consequences that may be relevant to such holders in light of their particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income, and the different consequences that may apply if such holders are subject to special rules that apply to certain types of investors, including: (i) financial institutions or financial services entities; (ii) broker-dealers; (iii) governments or agencies or instrumentalities thereof; (iv) regulated investment companies; (v) real estate investment trusts; (vi) expatriates or former long-term residents of the United States; (vii) persons that actually or constructively own five percent or more of our shares; (viii) insurance companies; (ix) dealers or traders subject to a mark-to-market method of accounting with respect to the securities; (x) persons holding the securities as part of a “straddle,” hedge, integrated transaction, or similar transaction; (xi) U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; (xii) persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services; (xiii) partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and (xiv) tax-exempt entities. If a partnership (including an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member, or other beneficial owner in such partnership or other pass-through entity will generally depend upon the status of the partner, member, or other beneficial owner, the activities of the partnership or other pass-through entity and certain determinations made at the partner, member, or other beneficial owner level. If a U.S. Holder is a partner, member, or other beneficial owner of a partnership or other pass-through entity holding our securities, such holder should consult their tax advisor regarding the tax consequences of the ownership and disposition of our common stock.
We have not sought, and will not seek, a ruling from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence of the Reverse Stock Split described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings, or court decisions will not adversely affect the accuracy of the statements in this discussion.

U.S. HOLDERS OF SHARES OF COMMON STOCK ARE ENCOURAGED TO SEEK ADVICE FROM THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TAKING INTO ACCOUNT THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
For purposes of the discussion below, a “U.S. Holder” is a beneficial holder of shares of our common stock that, for U.S. federal income tax purposes is: (1) an individual citizen or resident of the United States; (2) a corporation or other entity treated as a corporation created in, or organized under the law of, the United States or any state or political subdivision thereof; (3) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or (4) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.
The Reverse Stock Split is intended to qualify as a “recapitalization,” within the meaning of Section 368(a)(1)(E) of the Code, for U.S. federal income tax purposes. Assuming the Reverse Stock Split so qualifies:
•	a U.S. Holder generally should not recognize gain or loss upon the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of our common stock, as discussed below;
•
a U.S. Holder’s aggregate tax basis in the shares of our common stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis of the shares of our common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of our common stock); and

•	such U.S. Holder’s holding period in the shares of our common stock received should include the holding period in the shares of our common stock surrendered.
Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of the shares of our common stock surrendered to the shares of our common stock received pursuant to the Reverse Stock Split. Holders of shares of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.
A stockholder who receives cash in lieu of a fractional share as a result of the Reverse Stock Split should generally be treated as having first received such fractional share and then receiving cash in redemption of such fractional share. A stockholder who receives cash in lieu of a fractional share in the Reverse Stock Split should recognize capital gain or loss equal to the difference between the amount of the cash received in lieu of the fractional share and the portion of the stockholder’s adjusted tax basis allocable to the fractional share. Stockholders should consult their own tax advisors regarding the tax consequences to them of a payment for fractional shares.
Payments of cash made in lieu of a fractional share of common stock may, under certain circumstances, be subject to information reporting and backup withholding. To avoid backup withholding, each U.S. Holder that does not otherwise establish an exemption should furnish on applicable IRS forms its taxpayer identification number and comply with the applicable certification procedures.
Backup withholding is not an additional tax and amounts withheld will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

PROPOSAL TWO
VOTE ON ADJOURNMENT
If at the Special Meeting there are not sufficient votes to approve Proposal One (approval of the Split Amendments to effect the Reverse Stock Split), we intend to move to vote on this Adjournment Proposal. We do not intend to move for a vote on this Proposal Two if Proposal One is approved by the requisite number of shares of our common stock at the Special Meeting.
In this Adjournment Proposal, the Company’s stockholders are being asked to approve a proposal that will give the Board authority to adjourn the Special Meeting to a later date or time, if necessary, to solicit additional proxies in favor of Proposal One if there are insufficient votes at the time of the Special Meeting to approve Proposal One. If the stockholders approve this Adjournment Proposal, we could adjourn the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of this Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes “AGAINST” Proposal One to defeat such proposal, we could adjourn the Special Meeting without a vote on Proposal One and seek to convince the holders of those shares to change their votes to votes in favor of Proposal One.
Required Vote
To be approved, Proposal Two each requires the affirmative vote of a majority of the votes cast by the stockholders of the Company present in person or represented by proxy and entitled to vote thereon. If you hold your shares in “street name” (that is, your shares are held in an account at and registered in the name of a brokerage firm, bank, broker-dealer, or similar organization), your broker or other organization may vote your shares under limited circumstances if you do not provide voting instructions before the Special Meeting. These circumstances include voting your shares on so-called “routine matters.” Proposal Two could be considered a “routine” matter by your broker and, if so, only a limited number of broker non-votes are anticipated on Proposal Two. Abstentions will not be treated as votes “FOR” or “AGAINST” and will not be counted in determining the outcome of the vote on Proposal Two. Proxies solicited by the Board will be voted “FOR” approval of Proposal Two, unless otherwise specified.
Our Board of Directors recommends that you vote “FOR” the approval of the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve Proposal One.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to the Company regarding the beneficial ownership of the common stock as of October 25, 2023, by:
•	each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of the common stock;
•	each Named Executive Officer and director of the Company; and
•	all current executive officers and directors of the Company, as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership percentages set forth in the table below are based on 186,864,019 shares of common stock issued and outstanding as of October 25, 2023. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to equity awards held by the person that are currently exercisable, or would be exercisable or would vest based on service-based vesting conditions within 60 days of October 25, 2023. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock and preferred stock.
Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock	Percent Owned
Directors and Named Executive Officers:
Timothy J. Dunn(2)	615,252	*
Luis C. Dussan(3)	19,053,579	10.20%
Matthew Fisch(4)	233,968	*
Prof. Dr. Bernd Gottschalk(5)	236,678	*
Sue E. Zeifman(6)	47,507	*
Andrew S. Hughes(7)	912,998	*
All directors and executive officers as a group (8 individuals)(8)	22,285,995	11.93%
Five Percent Holders:
KPCB XVI Associates LLC(9)	15,657,408	8.38%
General Motors Ventures LLC(10)	14,064,191	7.53%
*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o AEye, Inc., One Park Place, Suite 200, Dublin, CA 94568.
(2)
Consists of (i) 568,134 shares of common stock held of record by Mr. Dunn, (ii) 28,514 shares of common stock held of record by the Dunn Family Trust U/A/D 7/10/2001, for which Mr. Dunn serves as a trustee, and (iii) vested options to purchase 18,604 shares of common stock.

(3)
Consists of (i) 270,669 shares of common stock held of record by Mr. Dussan, (ii) 17,236,664 held by the Luis Dussan Trust A U/A/D 5/18/2022, for which Mr. Dussan is the trustee and beneficiary, (iii) 1,080,000 held by the Jennifer Dussan Trust A U/A/D 5/18/2022, for which Mr. Dussan’s spouse is the beneficiary and Mr. Dussan is the trustee, (iv) 372,080 shares of common stock held of record by the Luis Carlos Dussan Family Trust dated January 20, 2021, however, with respect to the shares held in this trust, Mr. Dussan disclaims beneficial ownership except to the extent of his pecuniary interest therein, and (v) 94,166 shares of common stock subject to equity awards held by Mr. Dussan that are expected to vest within 60 days of October 25, 2023.

(4)	Consists of 233,968 shares held of record by Mr. Fisch.
(5)	Consists of 162,262 shares of common stock held of record by Prof. Dr. Gottschalk and vested options to purchase 74,416 shares of common stock.
(6)	Consists of 47,507 shares of common stock held of record by Ms. Zeifman.
(7)
Consists of 710,499 shares of common stock held of record by Mr. Hughes and 202,499 shares of common stock subject to equity awards held by Mr. Hughes that are expected to vest within 60 days of October 25, 2023.

(8)
Consists of 21,432,561 shares of common stock held of record and 853,434 shares of common stock subject to equity awards that are expected to vest and/or be exercisable within 60 days of October 25, 2023.

(9)
Based solely on the Form 4 filed on August 16, 2023 by Wen Hsieh and the Schedule 13G filed on February 11, 2022 filed by (i) Kleiner Perkins Caufield & Byers XVI, LLC (“KPCB XVI”), (ii) KPCB XVI Founders Fund, LLC (“KPCB XVI Founders”), (iii) KPCB XVI Associates, LLC (“KPCB XVI Associates”), (iv) Kleiner Perkins Caufield & Byers XIX, LLC (“KPCB XIX”), (v) KPCB XIX Founders Fund, LLC (“KPCB XIX Founders”), (vi) Kleiner Perkins XIX Friends, LLC (“KPCB XIX Friends”) and (vii) KPCB XIX Associates, LLC (“KPCB XIX Associates”). Consists of: (i) 12,761,878 shares over which KPCB XVI has sole voting and dispositive power, except that KPCB XVI Associates, the managing member of KPCB XVI, may be deemed to have sole power to vote and dispose these shares; (ii) 458,898 shares over which KPCB XVI Founders has sole voting and dispositive power, except that KPCB XVI Associates, the managing member of KPCB XVI Founders, may be deemed to have sole power to vote and dispose these shares; (iii) 13,220,776 shares over which KPCB XVI Associates has sole voting and dispositive power, of which 12,761,878 are directly owned by KPCB XVI and 458,898 are directly owned by KPCB XVI Founders, where KPCB XVI Associates, as the managing member of KPCB XVI and KPCB XVI Founders, may be deemed to have sole power to vote and dispose these shares; (iv) 2,362,303 shares over which KPCB XIX has sole voting and dispositive power, except that KPCB XIX Associates, the managing member of KPCB XIX, may be deemed to have sole power to vote and dispose these shares; (v) 52,150 shares over which KPCB XIX Founders has sole voting and dispositive power, except that KPCB XIX Associates, the managing member of KPCB XIX Founders, may be deemed to have sole power to vote and dispose these shares; (vi) 22,179 shares over which KPCB XIX Friends has sole voting and dispositive power, except that KPCB XIX Associates, the managing member of KPCB XIX Friends, may be deemed to have sole power to vote and dispose these shares; and (vii) 2,436,632 shares over which KPCB XIX Associates has sole voting and dispositive power, of which (x) 2,362,303 shares are directly owned by KPCB XIX, (y) 52,150 shares are directly owned by KPCB XIX Founders and (z) 22,179 shares are directly owned by KPCB XIX Friends, where KPCB XIX Associates, as the managing member of KPCB XIX, KPCB XIX Founders and KPCB XIX Friends, may be deemed to have sole power to vote and dispose these shares. The address for each of the Reporting Persons is c/o Kleiner Perkins Caufield & Byers, LLC, 2750 Sand Hill Road, Menlo Park, California 94025.

(10)
Based solely on the Schedule 13G filed on September 3, 2021. Consists of 14,064,191 shares of common stock held of record by (i) General Motors Ventures LLC (“GM Ventures”), (ii) General Motors Holdings LLC (“GM Holdings”), and (iii) General Motors Company (“GM”), where such entities have shared voting and dispositive power. GM Ventures is a wholly owned subsidiary of GM Holdings; GM Holdings is a wholly owned subsidiary of GM. The principal office of each of GM Ventures, GM Holdings, and GM is 300 Renaissance Center, Detroit, Michigan 48265.

HOUSEHOLDING
The SEC allows companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Householding is the term used to describe the practice of delivering a single set of notices, proxy statements, and annual reports to any household at which two or more stockholders reside. This procedure reduces the volume of duplicate information stockholders receive and also reduces a company’s printing and mailing costs. Householding will continue until you are notified otherwise, or you submit contrary instructions.
The Company will promptly deliver an additional copy of any such document to any stockholder who writes the Company. Alternatively, if you share an address with another stockholder and have received multiple copies of our notice, proxy statement, and annual report, you may contact us to request delivery of a single copy of these materials. Stockholders of record who currently receive multiple copies of the annual report and proxy statement or Notice of Internet Availability at their address who would prefer that their communications be householded, or stockholders of record who are currently participating in householding and would prefer to receive separate copies of our proxy materials, should also contact us. Any such written requests should be directed to the Company at the following physical address or email address:
AEye, Inc.
Corporate Secretary
One Park Place, Suite 200
Dublin, CA 94568
Email: legal@aeye.ai
(925) 400-4366
WHERE YOU CAN FIND MORE INFORMATION
A copy of our annual report on Form 10-K for the year ended December 31, 2023, as filed with the SEC, is available to stockholders without charge upon written request directed to Corporate Secretary, AEye, Inc., One Park Place, Suite 200, Dublin, CA 94568 or by phone at (925) 400-4366, or by email at legal@aeye.ai. The Company makes available on or through our website free of charge our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing.

OTHER MATTERS
We do not presently know of any matters to be acted upon at the Special Meeting other than the matters referred to in this proxy statement. If any other matter is properly presented, proxy holders will vote on the matter in their discretion.
By order of the Board of Directors,

/s/ Andrew S. Hughes

Andrew S. Hughes
Senior Vice President, General Counsel & Corporate Secretary
October 31, 2023

ANNEX A
SECOND CERTIFICATE OF AMENDMENT OF THE
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
AEYE, INC.
AEye, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:
1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Second Amended and Restated Certificate of Incorporation filed with the Secretary of State on August 16, 2021, as further amended on May 9, 2023 (the “Second Amended and Restated Certificate of Incorporation”).
2. The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
3. Upon the effectiveness of this Certificate of Amendment (the “Effective Time”), each [   ]1 shares of Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.0001 per share, of the Corporation (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split and, in lieu thereof, the fractional shares will be aggregated by the transfer agent and sold as soon as practicable after the Effective Time at the then-prevailing prices on the open market, on behalf of such holders who would have otherwise been entitled to receive a fractional share. Upon completion of such sale, stockholders who would have been entitled to a fractional share shall receive a cash payment (without interest) from the transfer agent in an amount equal to their respective pro rata share of the total proceeds of such sale net of any brokerage costs incurred by the transfer agent to sell such shares.
4. All other provisions of the Second Amended and Restated Certificate of Incorporation shall remain in full force and effect.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer this [•] day of [•], 20[•].
By:
Name:	Andrew S. Hughes
Title:	Senior Vice President, General Counsel & Corporate Secretary
[1]
Note: This Certificate of Amendment represents the form of each of ten alternative potential amendments to the Second Amended and Restated Certificate of Amendment, with each potential amendment representing a ratio of one share of common stock for each multiple of five issued shares of our common stock between and including five and fifty, which ratio to become effective as determined by the Board of Directors if the Board of Directors subsequently determines to proceed with the reverse stock split.

A-1

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposals 1 and 2.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com

AEYE, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
SPECIAL MEETING OF STOCKHOLDERS
DECEMBER 12, 2023

The stockholder(s) hereby appoint(s) Matthew Fisch and Andrew S. Hughes, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of AEye, Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 8:30 a.m., Pacific Time on Tuesday, December 12, 2023, at One Park Place, Dublin, California 94568, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side

0000621178_2 R1.0.0.6